British Columbia	Number: C0725704

Ministry of Finance

Corporate and Personal

Property Registries

CERTIFICATE

OF

CONTINUATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that ENTRÉE GOLD INC., which was duly registered as an extraprovincial company under the laws of British Columbia with certificate number A0058851, has continued into British Columbia from the Jurisdiction of YUKON, under the Business Corporations Act, with the name ENTRÉE GOLD INC. on May 27, 2005 at 02:11 PM Pacific Time.

Issued under my hand at Victoria, British Columbia

On May 27, 2005

/s/ Liz Mueller

LIZ MUELLER

Registrar of Companies

Province of British Columbia

Canada